UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: March 5, 2010
(Date of earliest event reported)
BigBand Networks, Inc.
(Exact Name of Registrant as specified in Charter)

Delaware (State or other Jurisdiction of incorporation)	Commission File No.: 001-33355	04-3444278 (I.R.S. Employer Identification No.)
475 Broadway Street
Redwood City, California 94063
(Address of Principal Executive Offices, including zip code)
(650) 995-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 5, 2010, Maurice Castonguay announced that he will resign as the Chief Financial Officer of BigBand Networks, Inc. (the “Company”), effective May 1, 2010. In connection with this announcement, Mr. Castonguay and the Company entered into a Transition Services Agreement (the “Castonguay Agreement”) pursuant to which Mr. Castonguay will cease to be an employee from and after May 1, 2010, but shall continue to serve as a consultant to the Company through August 31, 2010, unless such services are earlier terminated by either party. Pursuant to the Castonguay Agreement, Mr. Castonguay will, upon ceasing to be an employee and executing a release of claims, receive $120,000 severance and continued health benefits through March 31, 2011 as set forth in the Castonguay Agreement. The foregoing summary does not purport to be a complete description of the Castonguay Agreement and is qualified in its entirety by reference to the actual Castonguay Agreement which is attached hereto as Exhibit 10.9A.
     On March 8, 2010, the Board of Directors of the Company announced that Ravi Narula will be appointed to serve as the Company’s Chief Financial Officer based in Redwood City, California, effective upon Mr. Castonguay’s resignation on May 1, 2010. Mr. Narula currently serves as the Company’s Vice President of Finance and Worldwide Controller.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

10.12A	Transition Services Agreement — Maurice Castonguay

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIGBAND NETWORKS, INC.
Date: March 5, 2010	By:	/s/ Robert Horton
Robert Horton
Senior Vice President & General Counsel

EXHIBITS

10.12A	Transition Services Agreement — Maurice Castonguay